Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: July 26, 2023
Contact: Julie DeVader
515.412.2172
jdevader@fhlbdm.com

FHLB Des Moines Announces Second Quarter 2023 Dividend and Financial Results
Dividend
The Board of Directors approved a second quarter 2023 dividend at an annualized rate of 7.95 percent on activity-based stock, and 3.00 percent on membership stock, unchanged from the prior quarter. Dividend payments totaling $114 million, based on average stock outstanding during the second quarter of 2023, are expected to be paid on August 10, 2023. Future dividends are at the discretion of the Bank’s Board of Directors and may be impacted by economic and market conditions.

Second Quarter 2023 Financial Highlights
•Net income of $250 million
•Affordable Housing Program (AHP) assessments of $28 million
•Advances totaled $114.1 billion
•Mortgage loans held for portfolio, net totaled $8.9 billion
•Letters of credit totaled $7.5 billion
•Retained earnings totaled $2.9 billion

Community Impact
During the second quarter of 2023, as a part of the Bank’s ongoing mission to support its members’ affordable housing and community development needs, it disbursed $8 million of AHP funds through its competitive and set-aside down payment assistance programs. In partnership with its member institutions and their communities, the Bank also awarded $15 million to hundreds of recipients, primarily nonprofit organizations, through the Member Impact Fund in targeted areas of the district.

Financial Results Discussion
Net Income - For the three and six months ended June 30, 2023, the Bank recorded net income of $250 million and $441 million compared to $99 million and $153 million for the same periods in 2022. The increase in net income for both periods was driven by an increase in net interest income, partially offset by a decline in other income (loss) and an increase in other expense.
Net Interest Income - For the three and six months ended June 30, 2023, net interest income increased $212 million and $395 million when compared to the same periods in 2022. The increase for both periods was driven primarily by higher interest rates, which improved earnings on invested capital, and growth in advance balances.
Other Income (Loss) - For the three and six months ended June 30, 2023, other income (loss) decreased $42 million and $57 million when compared to the same periods in 2022. The decline for both periods was primarily driven by changes in fair value on the Bank’s trading securities, fair value option instruments, and economic derivatives.
Other Expense - For the three and six months ended June 30, 2023, other expense increased $2 million and $20 million when compared to the same periods in 2022. The increase during the six months ended June 30, 2023 was primarily due to a $12 million voluntary contribution to the Bank’s Member Impact Fund.

Assets - The Bank’s total assets increased to $180.2 billion at June 30, 2023, from $164.2 billion at December 31, 2022, driven primarily by an increase in advances and investments. Advances increased $2.9 billion due mainly to an increase in borrowings by depository institution members. Investments increased $12.1 billion primarily due to an increase in short-term investments of $8.9 billion, mainly securities purchased under agreements to resell and federal funds sold, as well as the purchase of agency mortgage-backed securities.
Capital - Total capital increased to $9.2 billion at June 30, 2023 from $8.8 billion at December 31, 2022, primarily due to an increase in retained earnings and activity-based capital stock resulting from an increase in advance balances.

Federal Home Loan Bank of Des Moines Financial Highlights (preliminary and unaudited) Dollars in millions
Selected Balance Sheet Items	June 30, 2023	December 31, 2022
Investments	$55,498	$43,381
Advances	114,057	111,202
Mortgage loans held for portfolio, net	8,909	8,348
Total assets	180,181	164,169
Consolidated obligations	167,253	153,507
Capital stock - Class B putable	6,449	6,250
Retained earnings	2,854	2,618
Total capital	9,196	8,751
Total regulatory capital[1]	9,316	8,883
Regulatory capital ratio	5.17%	5.41%

1    Total regulatory capital includes capital stock, mandatorily redeemable capital stock, and retained earnings. The regulatory capital ratio is calculated as regulatory capital as a percentage of period end assets.

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
Operating Results	2023	2022	2023	2022
Net interest income	$337	$125	$619	$224
Provision (reversal) for credit losses on mortgage loans	1	1	1	3
Other income (loss)	(17)	25	(32)	25
Other expense	41	39	96	76
Affordable Housing Program assessments	28	11	49	17
Net income	$250	$99	$441	$153
Performance Ratios
Net interest spread	0.43%	0.47%	0.42%	0.45%
Net interest margin	0.72	0.54	0.69	0.50
Return on average equity (annualized)	10.98	6.43	9.75	5.11
Return on average assets (annualized)	0.53	0.42	0.49	0.34

The financial results reported in this earnings release for the second quarter of 2023 are preliminary until the Bank announces unaudited financial results in its Second Quarter 2023 Form 10-Q filed with the Securities and Exchange Commission, expected to be available at www.fhlbdm.com and www.sec.gov on or before August 14, 2023.

The Bank is a member-owned cooperative whose mission is to be a reliable provider of funding, liquidity, and services for its members so that they can meet the housing, business, and economic development needs of the communities they serve. The Bank is wholly owned by nearly 1,300 members, including commercial banks, savings institutions, credit unions, insurance companies, and community development financial institutions. The Bank serves Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, and the U.S. Pacific territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands. The Bank is one of 11 regional banks that make up the Federal Home Loan Bank System.
Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank’s operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements. A detailed discussion of the more important risks and uncertainties that could cause actual results and events to differ from such forward-looking statements can be found in the “Risk Factors” section of the Bank’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. These forward-looking statements apply only as of the date they are made, and the Bank undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.